EXHIBIT 21


                         SAMARITAN PHARMACEUTICALS INC.

SUBSIDIARY                                              STATE OF
(Name under which                                    INCORPORATION
subsidiary does business)                            OR ORGANIZATION
-------------------------                             ---------------

Steroidogenesis Inhibitors, Inc.                         Nevada
Samaritan Ireland Pharmaceuticals, Limited              Ireland